Exhibit 10.1

[Babcock & Wilcox Letterhead]
August ___, 2017
BY HAND

[Employee]
[Address]

Dear [Employee]:
This letter memorializes the terms of a special performance unit award that Babcock & Wilcox Enterprises, Inc. (the “Company”) is making to you. Effective August ___, 2017, the Company hereby grants you ___ performance units (the “Performance Units”), subject to the terms and conditions set forth below. Certain capitalized terms not defined herein are defined in Annex A hereto.
Vesting Conditions. The Performance Units shall vest as follows: (a) 40% of the Performance Units shall vest on February ___, 2018 (the “First Vesting Date”), and (b) 60% of the Performance Units shall vest on August ___, 2018 (the “Second Vesting Date”) (each of the First Vesting Date and the Second Vesting Date, a “Vesting Date”), subject in each case to your continued employment with the Company and its affiliates through the applicable Vesting Date. Notwithstanding the foregoing, if your employment terminates pursuant to a Qualifying Termination, any unvested Performance Units shall vest in full effective as of the date of such termination of employment.
Settlement. Any vested Performance Units shall be satisfied by payment in cash to you, within 30 days following the date on which the applicable Performance Units vest, of an amount equal to the product of (x) the number of Performance Units that vested on the applicable vesting date multiplied by (y) the applicable Measurement Value, subject to applicable tax withholding.
Recoupment Under Certain Circumstances. In the event that, after the First Vesting Date but prior to the Second Vesting Date, you incur a termination of employment with the Company that is not a Qualifying Termination, you shall, within ten business days of such termination, repay the Company the after-tax portion of any amounts previously paid to you hereunder.
The Performance Units shall not count toward or be considered in determining payments or benefits due under any other plan, program, or agreement. You and the Company acknowledge that your employment is “at will” and may be terminated by either you or the Company at any time and for any reason.
This letter may not be amended or modified, except by an agreement in writing signed by you and the Company. This letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. The term “Company,” as used in this letter, shall mean the Company as defined above and any successor or assignee to the business or assets that by reason hereof becomes bound by this letter.
This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflict of laws principles.

[Signature Page Follows]

Please indicate your agreement with and acceptance of the terms and conditions of this letter agreement, by signing this letter agreement in the space provided below. Please keep a copy for your records and return the original to me.
Sincerely yours,
BABCOCK & WILCOX ENTERPRISES, INC.

By: _____________________________
Name:
Title:

Acknowledged and Agreed:

_____________________________
[Employee]

Exhibit A
Certain Definitions
For purposes of this letter agreement, the following terms have the meanings ascribed to them below:
“Average Fair Market Value” means, with respect to a vesting date, the average Fair Market Value over the 30-day period immediately preceding such vesting date, measured by dividing the sum of all Fair Market Values for trading days during such period by the number of such trading days, provided that if such vesting date occurs subsequent to a Change in Control, the applicable 30-day period shall be the 30-day period immediately preceding such Change in Control.
“Cause” means your (i) willful and continued failure to perform substantially your duties with the Company or an affiliate of the Company (occasioned by reason other than your physical or mental illness or disability) after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties, after which you shall have 30 days to defend or remedy such failure to substantially perform your duties, (ii) willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its successor, or (iii) conviction with no further possibility of appeal for, or plea of guilty or nolo contendere by you to, any felony. If, immediately prior to your cessation of employment, you hold a position with the Company such that your compensation is regularly subject to review by the Committee, then the cessation of your employment under (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Committee at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, you are guilty of the conduct described in (i) or (ii) above, and specifying the particulars thereof in detail.
“Change in Control” has the meaning set forth in the Equity Plan.
“Committee” means the Compensation Committee of the Company’s Board of Directors.
“Disability” has the meaning set forth in the Equity Plan.
“Equity Plan” means the Company’s Amended and Restated 2015 Long-Term Incentive Plan.
“Fair Market Value” has the meaning set forth in the Equity Plan. In the event that an event of the type described in Section 4.4 of the Equity Plan occurs between August 1, 2017 and August 1, 2018, the Fair Market Value for any date subsequent to such event shall be equitably adjusted by the Committee to reflect the impact of the event.
“Good Reason” means (i) a material diminution in your duties or responsibilities from those applicable immediately before the date on which the applicable Change in Control occurs, (ii) a material reduction in your annual rate of base salary or target bonus as in effect on the applicable Change in Control or as either of the same may be increased from time to time thereafter, (iii) a material reduction in the amount of your annual target long-term incentive compensation opportunity (whether payable in cash, common stock or a combination thereof) as in effect on the applicable Change in Control or as the same may be increased from time to time thereafter, unless such material reduction applies to all similarly situated executives of the Company or its successor and the parent corporation resulting from the applicable Change in Control; and provided that for the avoidance of doubt, a material reduction of such annual target long-term incentive compensation opportunity shall not be deemed to occur solely because such opportunity becomes payable solely in cash, or (iv) a change in the location of your principal place of employment by more than 50 miles from the location where you were principally employed immediately before the applicable Change in Control. Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless: (1) you have provided written notice to the Successor of the existence of one or more of the conditions listed in (i) through (iv) above and your intention to terminate employment as a result within 60 days after your knowledge of such condition or conditions occurs, (2) such condition or conditions have not been cured by the Company within 30 days after receipt of such notice, and (3) you actually terminate employment within 30 days after the expiration of such 30-day cure period.
“Initial Value” means the Fair Market Value on August ___, 2017.
“Measurement Value” means (i) if the applicable Average Fair Market Value is equal to or less than 75% of the Initial Value, 75% of the Initial Value, (ii) if the applicable Average Fair Market Value is greater than 75% of the Initial Value but less than 200% of the Initial Value, the applicable Average Fair Market Value, or (iii) if the applicable Average Fair Market Value equals or exceeds 150% of the Initial Value, 150% of the Initial Value.
“Qualifying Termination” means a termination of your employment with the Company due to (i) your death or Disability, (ii) a termination by the Company without Cause, or (iii) following a Change in Control, a termination by you for Good Reason.
“Reduction in Force” means a termination of employment under circumstances that would result in the payment of benefits under The Babcock & Wilcox Employee Severance Plan or a successor plan (as may be amended) whether or not you are a participant in such plan, termination of employment in connection with a voluntary exit incentive program, or termination of employment under other circumstances which the Company designates as a reduction in force.